Exhibit 10.16

March 28, 2017

Charles “Chip” Schneider

Chip.Schneider@rig.net

Dear Chip:

It is with pleasure that I extend to you a Retention Bonus in the amount of one times of your current base pay of $325,000.00 to be paid in two equal installments.

You will receive the payments based on the following payment schedule to be paid not later than the dates listed.

a.	March 31, 2018 in the amount of $162,500.00

b.	March 31, 2019 in the amount of $162,500.00

This offering is in recognition and appreciation of your continued focus on driving overall success; as well as to recognize your efforts in the expanded role and the additional responsibilities that you have taken over since joining RigNet. I appreciate your hard work and dedication to the company.

Sincerely,

/s/ Steven Pickett
Steven Pickett
Chief Executive Officer and President
RigNet Inc.

15115 PARK ROW, SUITE 300 HOUSTON, TEXAS 77094 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net